EXHIBIT 19.1

RESPONSIBLE TRADING POLICY
As updated through December 2, 2025

Top 3 things you need to know
1.Generally, Docusign employees, directors and consultants may buy or sell Docusign securities only during an “open window”
2.Buying or selling our stock based on material nonpublic information is illegal and expressly prohibited at Docusign.
3.The prohibition on insider trading extends to Docusign employees, directors and consultants; members of their immediate families and persons sharing their households; and companies and other entities (such as partnerships and trusts) controlled by such persons.

Top 3 things you need to do
1.Never buy or sell our securities based on material nonpublic information;
2.Keep all material nonpublic information confidential, including from your family and friends;
3.When in doubt about whether you have material nonpublic information, ask before trading.
Report issues to a manager, to the Global Business Integrity Team at integrity@docusign.com, or via the anonymous hotline at www.docusign.ethicspoint.com or 1-855-857-6207.

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Introduction
Docusign, Inc. (collectively with its subsidiaries, the “Company,” “Docusign,” “we” or “our”) is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Responsible Trading Policy (this “Policy”), which is an element of the Company’s Legal Compliance Policy, and governs the purchase, sale and other dispositions of the Company’s securities by the individuals and entities covered by this Policy to promote compliance with insider trading laws, rules and regulations and applicable stock exchange listing standards.
During the course of your relationship with the Company, you may receive important information that is not yet publicly available (“inside information” or “material nonpublic information”) about Docusign or other publicly traded companies that Docusign has business relationships with. Inside information may give you or someone you pass that information on to a leg up over others when deciding whether to buy, sell, or otherwise deal in Docusign’s stock or the stock of another company. This Policy applies to all Docusign employees, directors and consultants; members of their immediate families and persons sharing their households; companies and other entities (such as partnerships and trusts) controlled by such persons; and venture capital funds that are affiliated or associated with such persons.
Each of Docusign’s directors, officers and employees is responsible for reading, understanding and complying with the terms of this Policy, and for complying with applicable securities laws and regulations. Neither Docusign nor the Compliance Officer (“Compliance Officer”) is liable for any act made under this Policy, including any failure to approve a trade or imposing any blackout period.
Securities Transactions
Using inside information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and expressly prohibited by this Policy. Exploiting inside information like this is unlawful, regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee (also termed “remote tippee liability”). It is critical that employees and other persons covered by this Policy both refrain from any insider trading and avoid the appearance of insider trading.
Inside Information
It is not always easy to figure out whether you possess inside information. But there is one important factor to determine whether nonpublic information you know about a public company is inside information: whether sharing the information would likely affect the market price of that company’s stock or be considered important or “material” by investors who are considering trading that company’s stock. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
The following items may be considered inside information until publicly disclosed. There may be other types of information that would qualify as inside information as well; use this list merely as a non- exhaustive guide:
●financial results or forecasts;
●restatements of historical financial statements;
●prospects or plans;
●major new products, processes or technology advancements;
●acquisitions or dispositions of assets, divisions or companies;
●strategic transactions;

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●events affecting our securities or the market for our securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in our dividend policies or amounts);
●major contracts or cancellations;
●top management or control changes;
●possible tender offers or proxy fights;
●changes in accounting methods and writeoffs;
●actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
●impending bankruptcy or insolvency;
●gain or loss of significant license agreements or other contracts with customers or suppliers;
●significant changes in corporate objectives;
●material changes to pricing or discount policies;
●changes to or new corporate partner relationships;
●communications with government agencies;
●significant developments in borrowings, financings, or capital investments;
●significant changes in our financial condition or asset value or liquidity issues;
●notice of issuance of patents; and
●material, widespread or significant cybersecurity incidents.
If you do possess inside information, you may not trade in a company’s stock or advise anyone else to do so, even if your decision to trade is not based on such inside information. In addition, if you possess inside information, you may not communicate the information to anyone else (other than Docusign employees whose job responsibilities require the information and are bound by this Policy) until you know that the information has been publicly disseminated. You should never recommend to another person that they buy, hold, or sell our stock, even when you are not in possession of inside information. In some circumstances, you may need to forgo a planned transaction even if you had planned it before learning of the inside information. This prohibition is absolute. Even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
As used in this Policy, “trading” includes purchasing or selling securities; engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative securities transactions; and any other transaction resulting in a change of beneficial ownership of securities.
The prohibition on trading when you have inside information does not apply once that information becomes publicly disseminated. In order for information to be considered publicly disseminated, it must be widely disclosed through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other public announcement—and enough time must have passed for the information to become widely known. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce inside information before trading begins on Wednesday, then you may execute a transaction in Docusign securities on Friday. Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Compliance Officer for guidance.
Trading By Docusign Employees, Directors And Consultants

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Because our workplace culture tends to be open, most Docusign employees, directors and consultants are likely to possess inside information at certain points throughout the year. To avoid insider trading or the appearance of insider trading among our employees, directors and consultants, we have established trading blackout periods during which Docusign employees, directors and consultants—regardless of whether they possess insider information or not—may not conduct any trades in Docusign securities. That means that all Docusign employees, directors and consultants will be able to sell Docusign securities only during limited trading windows that open after Docusign has disseminated its quarterly and annual financial results.
Covered Insiders
This Policy sets forth a basic set of rules for all employees, directors and consultants and a separate set of more stringent rules for officers, directors and other members of management. This Policy applies to our employees, directors and consultants; members of their immediate families and persons sharing their households; companies and other entities (such as partnerships and trusts) controlled by such persons; and venture capital funds that are affiliated or associated with such persons.
Open Window
Generally, except as described in this Policy, all Docusign employees, directors and consultants may buy or sell Docusign securities only during an “open window” that opens after two full trading days have elapsed since the public dissemination of Docusign’s annual or quarterly financial results.
For all Docusign employees and consultants, except for those individual roles listed on EXHIBIT B (the “Designated Insiders”), the open window closes at the end of the last trading day TWO weeks before the end of the fiscal quarter.
For the Designated Insiders listed on EXHIBIT B, the open window closes at the end of the last trading day THREE weeks before the end of the fiscal quarter. For Designated Insiders who cease being employed by Docusign, their successors in the same or substantially similar positions will automatically become Designated Insiders unless the Compliance Officer determines otherwise. All Docusign directors will automatically fall under this “Designated Insiders” group until their resignation or removal.
This open window may be closed early or may not open at all if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, there exists undisclosed information that would make trades by employees, directors and consultants inappropriate. The fact that the open window has closed early (or has not opened) should be considered inside information and should not be disclosed to third parties. An employee, director, or consultant who believes that special circumstances require them to trade outside the open window should consult the Compliance Officer. Permission to trade outside the open window will be granted only where the circumstances are extenuating, the individual in question is not in possession of material non-public information and there is no significant risk that the trade may be subsequently questioned. Any period when the open window is closed is referred to as a “trading blackout period.” Even during an open window, no employee, director or consultant possessing material nonpublic information about Docusign may trade in Docusign securities. Persons possessing such information may trade during an open window only after two full trading days have elapsed since the information was publicly disclosed.
Exceptions to Open Window Period
Option Exercises and RSU Net Settlement. Employees, directors and consultants may (i) exercise options granted under Docusign’s stock option plans by paying the exercise price for such options in cash and (ii) net settle restricted stock units (“RSUs”) and have Docusign withhold shares of common stock to satisfy tax withholding obligations when RSUs settle. However, this Policy then applies to any later sales of stock that were acquired upon the exercise of options or delivery of the vested RSUs. Cashless exercise of options is permitted only during an open window.

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10b5-1 Automatic Trading Programs. Directors, officers and other employees and consultants as approved by the Compliance Officer or his/her/their designee may establish a trading plan under which a broker is instructed to buy and sell Docusign securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Docusign securities pursuant to that plan may be made at any time—even in a trading blackout period. An employee’s, director’s, or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Docusign’s Rule 10b5-1 Trading Plan Guidelines (as such may be amended from time to time) at a time when the plan participant did not possess inside information about Docusign and during an open window. Moreover, all Trading Plans must be reviewed and approved by the Compliance Officer or the Compliance Officer’s designee before being established, and all amendments or terminations of Trading Plans also must be reviewed and approved by the Compliance Officer or such designee.
Prohibition of Speculative or Short-term Trading
No employee, director, or consultant to Docusign may engage in short sales, transactions in put or call options (other than options to purchase Docusign common stock granted by Docusign under Docusign’s equity incentive plans), margin accounts, pledges, or other inherently speculative transactions with respect to Docusign’s stock. No Docusign employee, director, or consultant may engage in hedging transactions involving Docusign securities, including participating in exchange (or “swap”) funds and other arrangements or instruments designed to hedge or offset decreases in the market value of Docusign securities. Investments in mutual funds or exchange traded funds (“ETFs”) that invest in a broad index or sector that also invest in Docusign securities are not prohibited, although the purchase, sale or hedging of mutual fund or ETF shares based on material nonpublic information about the Company would violate this Policy and may also violate securities laws.
Pre-Clearance and Advance Notice of Transactions
In addition to the requirements above, executive officers, directors and other applicable employees who have been notified that they are subject to pre-clearance requirements may not transfer or trade any Docusign securities without first obtaining pre-clearance of the transaction from the Compliance Officer or his/her/their designee before the proposed transaction. The Compliance Officer or his/her/their designee will then determine whether the transaction may proceed and, if so, will coordinate with the Company’s Legal Department to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two business days of the date of approval will require new pre-clearance. Docusign may choose to shorten this period in its sole discretion.
Short-Swing Trading, Control Stock and Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act may not violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended). In addition, such officers and directors must file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Docusign’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Prohibition of Trading During Pension Fund Blackouts
In accordance with Regulation BTR under the Exchange Act, no director or executive officer of Docusign may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Docusign (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Docusign’s securities made pursuant to, and in compliance with, a Trading Plan;

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compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Docusign will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.
Trading in the Securities of Other Public Companies
No employee, director, or consultant may (1) trade in the securities of any other public company while possessing material nonpublic information about that company that was obtained in the course of service as a Docusign employee, director or consultant; (2) disclose material nonpublic information about another public company to anyone; or (3) give anyone trading advice about any other public company while possessing material nonpublic information about that company.
Trading by the Company
We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.
Reporting Violations; Inquiries
The Compliance Officer will administer and interpret this Policy and enforce compliance as needed. The Compliance Officer may consult with Docusign’s outside legal counsel as needed.
Anyone who violates this Policy, or any applicable laws or regulations governing insider trading or tipping, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer.
Please direct all inquiries about this Policy to the Compliance Officer. The Compliance Officer may be contacted via email at integrity@docusign.com.

Policy’s Duration
This Policy continues to apply to your transactions in Docusign’s stock or the stock of other public companies engaged in business transactions with Docusign even after your relationship with Docusign has ended, including any then-current trading blackout period. If you possess inside information when your relationship with Docusign ends, you may not trade Docusign’s stock or the stock of other companies until the inside information has been publicly disseminated or is no longer material.

Changes To This Policy
The Audit Committee (the “Audit Committee”) of Docusign’s Board of Directors (the “Board”) reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board or Audit Committee, any waiver, amendment or modification of the Policy by the Board or Audit Committee shall not be considered a waiver of the Company’s Code of Conduct.

Penalties
Anyone who engages in insider trading or otherwise violates this Policy may be subject to both civil liability and criminal penalties, including fines and imprisonment. Violators also risk disciplinary action by Docusign, including termination.
Please also see Frequently Asked Questions, which are attached as EXHIBIT A.

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EXHIBIT A
Responsible Trading Policy
Frequently Asked Questions

1.What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses material nonpublic information. Insider trading also includes trading in options (puts and calls) where the price is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you have material nonpublic information and you trade, you have broken the law.

2.Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. Laws against insider trading help ensure that there is an even playing field by requiring those who have inside information to disclose the information to the public or refrain from trading.

3.What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond future, or other security. This could mean many things: financial results, potential acquisitions, or major contracts to name just a few. Information is nonpublic if it has not yet been released and disseminated to the public.

4.Who can be guilty of insider trading?

A: Anyone who buys, sells or provides material nonpublic information that someone else uses to buy or sell a security can be guilty of insider trading. This applies to all individuals, including officers, directors and others, including individuals who don’t even work at Docusign. Regardless of who you are, if you know something material about the value of a security that is not publicly known, and you or one of your associates trades while in possession of that material information, you can be found guilty of insider trading.

5.Does Docusign have a responsible trading policy?

A: Yes, the Responsible Trading Policy is available in the Hub.

6.I hold a portfolio of investments in my own brokerage account, separate from my Docusign E*Trade account. Does this policy apply to my other brokerage account?

A: Yes, this Policy applies to any trading in Docusign securities that you may engage in, whether via Docusign’s dedicated broker (currently E*Trade) or any other brokerage or financial account you may have. You are responsible for ensuring that any trading you engage in occurs during an open trading window and complies with this Policy.

7.What if I work in a non-U.S. office?

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A: The same rules apply to U.S. and non-U.S. employees and consultants. Because our securities trade on a U.S. securities exchange, the insider trading laws of the United States apply. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Docusign employee or consultant, our policies apply to you no matter where you work.

8.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping,” and it is illegal and prohibited by our Responsible Trading Policy. As the person providing the information, you would be called the “tipper” and the other person would be called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might also be guilty of insider trading. To prevent this, you should not discuss material nonpublic information about the Company with anyone outside Docusign, including spouses, family members, friends, or business associates. This includes anonymous discussions on the internet about Docusign or companies with which Docusign does business.

9.What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be liable for insider trading. You should not recommend to another person that they buy, hold, or sell our common stock, convertible notes or any derivative security related to our common stock, since that could be a form of tipping.

10.What are the penalties if I trade on inside information or tip off someone else?

A: In addition to disciplinary action by Docusign—which may include termination—you may be liable for civil penalties for trading on inside information. The penalties for doing so may include paying the U.S. government up to three times any profit made or any loss avoided. Persons found liable for tipping inside information, even if they did not trade themselves, may also face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

11.What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

12.Am I restricted from trading securities of any companies other than Docusign, for example a customer or competitor of Docusign?

A: Possibly. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Docusign, you sometimes obtain sensitive, material information about other companies and their business dealings with Docusign.

13.So if I do not trade Docusign securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

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A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Docusign stock as an investment, even if these actions do not violate securities laws. In addition, Docusign prohibits employees, directors and consultants from trading during the blackout periods prescribed under our Responsible Trading Policy. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Responsible Trading Policy carefully.

14.If I am aware of new product or feature developments that have not been announced to the public, do I possess material nonpublic information?

A: In most circumstances, Docusign does not consider new product and service developments to be material information that would require the trading window to close for those who know about these developments. But there are circumstances when a new product or feature in development or issues with respect to current or past products or services could be so significant that it constitutes material nonpublic information. In these circumstances, Docusign will communicate with employees it knows to be affected and inform them if the trading window is closed. If you’re uncertain whether you possess material nonpublic information, please consult the Compliance Officer.

15.So when can I buy or sell my Docusign securities?

A: During “open windows” under our Responsible Trading Policy, provided you are not in possession of material nonpublic information. If you have material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade our common stock during any trading blackout period. Our Responsible Trading Policy describes the quarterly trading blackout period and additional trading blackout periods may be announced by email or other communication channel.

16.If I have an open order to buy or sell Docusign securities on the date the trading window closes, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No. If you have any open orders when the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, you will have violated our Responsible Trading Policy and may also have violated insider trading laws.

17.Am I allowed to trade derivative securities of Docusign? Or short Docusign common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

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18.Why does Docusign prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock and encourages speculative trading. We are dedicated to building stockholder value and short selling our common stock conflicts with our values and would not be well-received by our stockholders.

19.Can I purchase Docusign securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our securities on margin or hold them in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

20.Are standing and limit orders covered by the Policy?

A: Unless part of a 10b5-1 trading plan, standing or limit orders should be used only for a very brief period of time or not at all. A standing order placed with a broker to sell or purchase Docusign securities at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading. In any event, the order time period cannot extend beyond the open trading window. You are responsible for ensuring that any limit orders you place are canceled before the trading window closes.

21.Why does Docusign prohibit me from purchasing Docusign securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you had insider information and you could not or did not supply other collateral, you and Docusign may be restricted based on your insider trading activities because of the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

22.Can I pledge my Docusign shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause you to transfer your shares during a trading blackout period. As a result, you may not pledge your shares as collateral for a loan.

23.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option in cash and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or complete a “cashless exercise” of the option during a trading blackout period or any time that you have material nonpublic information. A cash exercise is the

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only form of option exercise permitted during a trading blackout period. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for remitting payment to the Company to cover any taxes due.

24.How does the Policy apply to the settlement of restricted stock units?

A: The trading prohibitions of this Policy do not apply to the settlement of restricted stock units. However, you may not sell the shares you receive upon settlement of RSUs (even to pay any taxes due) during a trading blackout period or any time that you have material nonpublic information.

25.Does the Policy apply to shares purchased under Docusign’s Employee Stock Purchase Plan?

A: If you acquire shares of Docusign stock under our 2018 Employee Stock Purchase Plan, this Policy applies to any subsequent sale or trade of those shares. Periodic payroll withholdings under the 2018 Employee Stock Purchase Plan are not considered trades for purposes of this Policy.

26.Am I subject to the trading blackout period if I am no longer an employee or consultant of Docusign?

A: It depends. If your employment with Docusign ends on a day during the trading blackout period, you will be subject to the remainder of the trading blackout period then in effect. If your employment with Docusign ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Docusign, you should not trade in Docusign securities if you possess material nonpublic information. That restriction stays with you as long as the information you possess is material and not released by Docusign.

27.Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: No, you may not make gifts, whether to charities, a trust, or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.

28.What if I purchased publicly traded options or other derivative securities before I became a Docusign employee, contractor, or consultant?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you have material nonpublic information.

29.May I own shares of a mutual fund or ETF that invests in Docusign?

A: Yes.

30.Does this Policy apply to trading of Docusign’s senior convertible notes or to other securities that may later be issued by Docusign from time to time?

A: Yes.

31.Are mutual fund shares or ETFs holding Docusign common stock subject to the trading blackout periods?

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A: No. You may trade in mutual funds or ETFs holding Docusign common stock during a closed trading window, subject to compliance with this Policy. As described above under the caption “Prohibition of Speculative or Short-term Trading,” this Policy prohibits trading mutual fund or ETF shares based on material nonpublic information about Docusign.

32.May I use a “routine trading program” or “10b5-1 plan”?

A: Directors, officers and other employees and consultants as approved by the Compliance Officer may, subject to the requirements discussed in our Responsible Trading Policy, establish a routine trading program, also known as a 10b5-1 plan. These plans set up a highly-structured program with stock brokers through which the time, date, price and amount of securities to be traded is specified ahead of time.

33.What happens if I have an urgent need to sell Docusign shares, or exercise a stock option so I can sell some Docusign shares? Is that okay?

A: Regardless of an urgent or compelling reason to sell Docusign securities, if you possess material nonpublic information and/or such sale would occur during a trading blackout window, you are prohibited from selling Docusign securities.

34.What happens if I violate our Responsible Trading Policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Docusign. In addition, you may be subject to criminal and civil enforcement actions, including fines and imprisonment.

35.Who should I contact if I have questions about our Responsible Trading Policy?

A: You should contact trading@docusign.com for questions about trading windows and routine matters. You may also contact the Compliance Officer at integrity@docusign.com.

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